April 29, 2024

X-Square Balanced Fund, LLC

Centro Internacional de Mercadeo II

90 Carr. 165, Suite 803,

Guaynabo, Puerto Rico 000968

Re:       X-Square Balanced Fund, LLC - File Nos. 333-229217; 811-23417

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 6 to the Registration Statement of the X-Square Balanced Fund, LLC. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 7 under the Securities Act of 1933 (Amendment No. 9 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP